Cover Page                                                             424(b)(3)
                                                                        33-89510

The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED OCTOBER 20, 2003 TO THE MAY 1, 2003
o EQUI-VEST(R) Prospectus and Statement of Additional Information ("SAI") (Series 100 and 300);
o EQUI-VEST(R) Employer-Sponsored Retirement Programs Prospectus and SAI
o EQUI-VEST(R) Vantage(SM)
o EQUI-VEST(R) TSA Advantage
o EQUI-VEST(R) Express(SM) Prospectus and SAI
--------------------------------------------------------------------------------

This Supplement modifies certain information contained in the above-referenced Prospectuses, Supplements to Prospectuses and SAIs, dated May 1, 2003, as previously supplemented (together, the "Prospectuses") you received for any of the products listed above. The changes described below will be effective on or about October 20, 2003. Unless otherwise indicated, all other information in the Prospectuses remains unchanged. You should keep this Supplement with your Prospectuses. We will send you another copy of any Prospectus, without charge upon request. The modifications are as follows:

APPLICABLE TO EQUI-VEST(R) (SERIES 100 AND 300) CONTRACTS AND EQUI-VEST(R) EMPLOYER-SPONSORED-RETIREMENT PROGRAMS ONLY (except TSA and EDC contracts):

1. GUARANTEED INTEREST OPTION AND GUARANTEED MINIMUM INTEREST RATE. The guaranteed minimum interest rate is reduced (subject to state approval), resulting in the following changes:

     A. In "Contract features and benefits" under "Guaranteed interest option," the final paragraph is deleted in its entirety and replaced with the following paragraph:

          "Generally, the minimum yearly guaranteed interest rate for 2003 is equal to the lifetime minimum guaranteed interest rate of your contract. Depending on your contract series and the state where your contract is issued, your lifetime minimum guaranteed interest rate is either 1.50% or 3.00% (4.00% for Corporate Trusteed contracts, Keogh Trusteed contracts, and EQUI-VEST(R) series 100 (NQ) contracts). The lifetime minimum guaranteed interest rate is shown in your contract. The annual minimum guaranteed interest rate will never be less than the lifetime minimum guaranteed interest rate. Check with your financial professional as to which rate applies in your state and to your contract series. Current interest rates will never be less than the yearly minimum guaranteed interest rate."

     B. In "Tax information" under "Illustration of guaranteed interest rates" the second sentence of the first paragraph is deleted in its entirety and replaced with the following:

          "In the tables we illustrate the 1.50% minimum guaranteed interest rate for contributions we assume are allocated entirely to the guaranteed interest option. (The rate may be higher in your state.)"

        The last sentence of the first paragraph is deleted in its entirety and replaced with the following:

          "The 1.50% guaranteed interest rate is in the contract (it may be higher in your state)."


Form Number 888-1349 (10/03)
                                                           Catalog Number 132980

                                                                          X00609

C.   Table I and Table II are modified as follows:

       Table I guaranteed minimum interest rate of 1.50% (the rate may be higher in your state)

                                    TABLE I
                         ACCOUNT VALUES AND CASH VALUES
      (ASSUMING $1,000 CONTRIBUTIONS MADE ANNUALLY AT THE BEGINNING OF THE
                                 CONTRACT YEAR)

--------------------------------------------------------------------------------
        1.50% Minimum Guarantee                   1.50% Minimum Guarantee
        -----------------------                   -----------------------
 Contract      Account         Cash       Contract      Account           Cash
 Year End       Value          Value      Year End       Value           Value
      1    $    994.70    $    940.99       26      $ 31,342.11     $ 30,982.11
      2    $  1,994.62    $  1,886.91       27      $ 32,827.25     $ 32,467.25
      3    $  3,009.54    $  2,847.02       28      $ 34,334.65     $ 33,974.65
      4    $  4,039.68    $  3,821.54       29      $ 35,864.67     $ 35,504.67
      5    $  5,085.28    $  4,810.67       30      $ 37,417.64     $ 37,057.64
      6    $  6,146.56    $  5,814.64       31      $ 38,993.91     $ 38,633.91
      7    $  7,223.76    $  6,863.76       32      $ 40,593.82     $ 40,233.82
      8    $  8,317.11    $  7,957.11       33      $ 42,217.72     $ 41,857.72
      9    $  9,426.87    $  9,066.87       34      $ 43,865.99     $ 43,505.99
     10    $ 10,553.27    $ 10,193.27       35      $ 45,538.98     $ 45,178.98
     11    $ 11,696.57    $ 11,336.57       36      $ 47,237.06     $ 46,877.06
     12    $ 12,857.02    $ 12,497.02       37      $ 48,960.62     $ 48,600.62
     13    $ 14,034.87    $ 13,674.87       38      $ 50,710.03     $ 50,350.03
     14    $ 15,230.40    $ 14,870.40       39      $ 52,485.68     $ 52,125.68
     15    $ 16,443.85    $ 16,083.85       40      $ 54,287.97     $ 53,927.97
     16    $ 17,675.51    $ 17,315.51       41      $ 56,117.29     $ 55,757.29
     17    $ 18,925.64    $ 18,565.64       42      $ 57,974.04     $ 57,614.04
     18    $ 20,224.53    $ 19,864.53       43      $ 59,858.66     $ 59,498.66
     19    $ 21,542.90    $ 21,182.90       44      $ 61,771.54     $ 61,411.54
     20    $ 22,881.04    $ 22,521.04       45      $ 63,713.11     $ 63,353.11
     21    $ 24,239.26    $ 23,879.26       46      $ 65,683.80     $ 65,323.80
     22    $ 25,617.84    $ 25,257.84       47      $ 67,684.06     $ 67,324.06
     23    $ 27,017.11    $ 26,657.11       48      $ 69,714.32     $ 69,354.32
     24    $ 28,437.37    $ 28,077.37       49      $ 71,775.04     $ 71,415.04
     25    $ 29,878.93    $ 29,518.93       50      $ 73,866.66     $ 73,506.66
--------------------------------------------------------------------------------

       Table II guaranteed minimum interest rate of 1.50% (the rate may be higher in your state)

                                    TABLE II
                         ACCOUNT VALUES AND CASH VALUES
    (ASSUMING A SINGLE CONTRIBUTION OF $1,000 AND NO FURTHER CONTRIBUTION)

-----------------------------------------------------------------------
      1.50% Minimum Guarantee              1.50% Minimum Guarantee
      -----------------------              -----------------------
 Contract     Account       Cash      Contract     Account       Cash
 Year End      Value        Value     Year End      Value        Value
      1    $ 994.70     $ 940.99        26      $ 555.38     $ 555.38
      2    $ 989.43     $ 936.00        27      $ 533.72     $ 533.72
      3    $ 974.27     $ 921.66        28      $ 511.72     $ 511.72
      4    $ 958.88     $ 907.10        29      $ 489.40     $ 489.40
      5    $ 943.27     $ 892.33        30      $ 466.74     $ 466.74
      6    $ 927.42     $ 877.34        31      $ 443.74     $ 443.74
      7    $ 911.33     $ 911.33        32      $ 420.40     $ 420.40
      8    $ 895.00     $ 895.00        33      $ 396.70     $ 396.70
      9    $ 878.42     $ 878.42        34      $ 372.65     $ 372.65
     10    $ 861.60     $ 861.60        35      $ 348.24     $ 348.24
     11    $ 844.52     $ 844.52        36      $ 323.46     $ 323.46
     12    $ 827.19     $ 827.19        37      $ 298.32     $ 298.32
     13    $ 809.60     $ 809.60        38      $ 272.79     $ 272.79
     14    $ 791.74     $ 791.74        39      $ 246.88     $ 246.88
     15    $ 773.62     $ 773.62        40      $ 220.59     $ 220.59
     16    $ 755.22     $ 755.22        41      $ 193.90     $ 193.90
     17    $ 736.55     $ 736.55        42      $ 166.80     $ 166.80
     18    $ 717.60     $ 717.60        43      $ 139.31     $ 139.31
     19    $ 698.36     $ 698.36        44      $ 111.40     $ 111.40
     20    $ 678.84     $ 678.84        45      $  83.07     $  83.07
     21    $ 659.02     $ 659.02        46      $  54.31     $  54.31
     22    $ 638.91     $ 638.91        47      $  25.13     $  25.13
     23    $ 618.49     $ 618.49        48      $   0.00     $   0.00
     24    $ 597.77     $ 597.77        49      $   0.00     $   0.00
     25    $ 576.73     $ 576.73        50      $   0.00     $   0.00
----------------------------------------------------------------------

2

APPLICABLE TO EQUI-VEST(R) EMPLOYER-SPONSORED RETIREMENT PROGRAMS, EQUI-VEST(R) TSA Advantage, EQUI-VEST(R) (SERIES 100 AND 300) CONTRACTS and EQUI-VEST(R) EXPRESS ONLY:

2.   EFFECT OF WITHDRAWALS ON THE MINIMUM DEATH BENEFIT.

     The following new section is added after "Death benefit" in "Payment of death benefit" under "Your beneficiary and payment of benefit":

     "HOW WITHDRAWALS AFFECT THE MINIMUM DEATH BENEFIT

     Depending upon your contract series and the state where your contract is issued, each withdrawal you make will reduce the amount of your current minimum death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of your current account value that is being withdrawn and we reduce your current minimum death benefit by that same percentage. For example, if your account value is $30,000, and you withdraw $12,000 you have withdrawn 40% of your account value. If your minimum death benefit was $40,000 before the withdrawal, it would be reduced by $16,000 ($40,000 x .40) and your new minimum death benefit after the withdrawal would be $24,000 ($40,000-$16,000). Check with your financial professional."

APPLICABLE TO EQUI-VEST(R) VANTAGE(SM) CONTRACTS ONLY:

3. CHANGES TO OPTIONAL ENHANCED DEATH BENEFIT, AND HOW WITHDRAWALS AFFECT THE MINIMUM DEATH BENEFIT

     A. In the "Fee Table" under the heading "Charges we deduct from the account value each year if a participant elects the optional enhanced death benefit," the description is deleted in its entirety and replaced with the following:

          "Optional enhanced death benefit charge
          (as a percentage of the account value
          attributable to the participant) is deducted annually
          on each participation date anniversary                    0.15%"

     B. In Item 8, under "EQUI-VEST(R) Vantage(SM) Death Benefit," the last sentence of the second paragraph is deleted.

     C. In Item 8 under "How withdrawals affect the minimum death benefit and the enhanced death benefit," the second sentence of the second paragraph is deleted in its entirety and replaced with the following:

          "Additionally, to elect this benefit, the annuitant must have been less than age 76 when participation under the contract begins."

     D. In Item 13, under "Charge for optional enhanced death benefit," the last six words of the first sentence of the first paragraph that read
        "until the participant is age 85" are deleted.

APPLICABLE TO ALL CONTRACTS:

4.   LIMITATIONS ON CONTRIBUTIONS.

     In "Contract features and benefits" under "How you can purchase and contribute to your contract," the second and third sentences of the first paragraph immediately following the chart are deleted in their entirety and replaced with the following:

          "We may refuse to accept any contribution if the sum of all contributions under all EQUI-VEST(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for owners or annuitants who are 81 and older at contract issue). We may also refuse to accept any contribution if the sum of all contributions under all Equitable Life annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000."


           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                          1290 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10104
                                (212) 554-1234

  COPYRIGHT 2003. THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.
                             ALL RIGHTS RESERVED.
EQUI-VEST(R) IS A REGISTERED SERVICEMARK AND VANTAGE(SM) AND TSA ADVANTAGE(SM)
                               ARE SERVICEMARKS OF
          THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.

The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED OCTOBER 20, 2003 TO THE MAY 1, 2003 EQUI-VEST(R) SERIES 800 PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI")
--------------------------------------------------------------------------------

This Supplement modifies certain information contained in the above-referenced prospectus and SAI dated May 1, 2003, as previously supplemented (together, the "Prospectus") you received for the EQUI-VEST(R) Series 800 contract. The changes described below will be effective on or about October 20, 2003. Unless otherwise indicated, all other information in the Prospectus remains unchanged. You should keep this Supplement with your Prospectus. We will send you another copy of any Prospectus, without charge upon request. The modifications are as follows:

1. MAXIMUM ISSUE AND RETIREMENT AGES. The maximum issue age is changed for NQ, traditional IRA and Roth IRA contracts. Therefore, the following changes are made to the Prospectus:

     A. In "EQUI-VEST(R) at a glance -- key features" under "Fees and charges," the next to the last sentence of the fifth bullet is deleted in its entirety.

     B. The information opposite the last heading under "EQUI-VEST(R) at a glance -- key features" is changed as follows:

            "ANNUITANT ISSUE AGES 0-85 (0-70 for Inherited IRA)"

     C. In "Contract features and benefits" under "How you can purchase and contribute to your contract" note the following changes for NQ, traditional IRA and Roth IRA contracts only:

        i) Under each applicable column heading entitled "Available for annuitant issue ages," the information presented is deleted in its entirety and replaced with the following:

              "0 through 85."

        ii) Under each applicable column heading entitled "Limitations on contributions" the second and third bullets are deleted in their entirety and replaced with the following single bullet:

            o "For annuitants age 84 through 85 at contract issue, additional contributions (additional rollover contributions for traditional
               IRA) may be made up to one year beyond the annuitant's issue age."

     D. In "Accessing your money" under "Selecting an annuity payout option," the third paragraph, subsection (iii) is deleted in its entirety.

     E. Under "Charges and expenses," the section entitled "Annuitant ages 86 through 90 when the contract is issued" is deleted in its entirety.

2. GUARANTEED INTEREST OPTION AND GUARANTEED MINIMUM INTEREST RATE. The guaranteed minimum interest rate is reduced (subject to state approval) resulting in the following changes:

     A. In "Contract features and benefits" under "Guaranteed interest option," the final paragraph is deleted in its entirety and replaced with the A. following paragraph:

            "The minimum yearly guaranteed interest rate for 2003 is equal to the lifetime minimum guaranteed interest rate of your contract. Depending on the state where your contract is issued, your lifetime minimum guaranteed interest rate is either 1.50% or 3.00%. The lifetime minimum guaranteed interest rate is shown in your contract. The minimum yearly guaranteed interest rate will never be less than the lifetime minimum guaranteed interest rate. Check with your financial professional as to which rate applies in your state. Current rates will never be less than the minimum yearly guaranteed interest rate."

     B. In "Tax information" under "Illustration of guaranteed interest rates" the second sentence of the first paragraph is deleted in its entirety B. and replaced with the following:

            "In the tables we illustrate the 1.50% minimum guaranteed interest rate for contributions we assume are allocated entirely to the guaranteed interest option. (The rate may be higher in your state.)"

        The last sentence of the first paragraph is deleted in its entirety and replaced with the following:

            "The 1.50% guaranteed interest rate is in your contract (it may be higher in your state)."

Form Number 888-1350 (10/03)
                                                   Catalog Number 132979 (10/03)

                                                                          X00610

C.   Table I and Table II are modified as follows:

        Table I at the guaranteed minimum rate of 1.50% (the rate may be higher in your state)

                                    TABLE I
                         ACCOUNT VALUES AND CASH VALUES
(ASSUMING $1,000 CONTRIBUTIONS MADE ANNUALLY AT THE BEGINNING OF THE CONTRACT
                                     YEAR)

--------------------------------------------------------------------------------
        1.50% Minimum Guarantee                   1.50% Minimum Guarantee
        -----------------------                   -----------------------
 Contract      Account         Cash       Contract      Account           Cash
 Year End       Value          Value      Year End       Value           Value
      1    $    994.70    $    940.99       26      $ 31,342.11     $ 30,982.11
      2    $  1,994.62    $  1,886.91       27      $ 32,827.25     $ 32,467.25
      3    $  3,009.54    $  2,847.02       28      $ 34,334.65     $ 33,974.65
      4    $  4,039.68    $  3,821.54       29      $ 35,864.67     $ 35,504.67
      5    $  5,085.28    $  4,810.67       30      $ 37,417.64     $ 37,057.64
      6    $  6,146.56    $  5,814.64       31      $ 38,993.91     $ 38,633.91
      7    $  7,223.76    $  6,863.76       32      $ 40,593.82     $ 40,233.82
      8    $  8,317.11    $  7,957.11       33      $ 42,217.72     $ 41,857.72
      9    $  9,426.87    $  9,066.87       34      $ 43,865.99     $ 43,505.99
     10    $ 10,553.27    $ 10,193.27       35      $ 45,538.98     $ 45,178.98
     11    $ 11,696.57    $ 11,336.57       36      $ 47,237.06     $ 46,877.06
     12    $ 12,857.02    $ 12,497.02       37      $ 48,960.62     $ 48,600.62
     13    $ 14,034.87    $ 13,674.87       38      $ 50,710.03     $ 50,350.03
     14    $ 15,230.40    $ 14,870.40       39      $ 52,485.68     $ 52,125.68
     15    $ 16,443.85    $ 16,083.85       40      $ 54,287.97     $ 53,927.97
     16    $ 17,675.51    $ 17,315.51       41      $ 56,117.29     $ 55,757.29
     17    $ 18,925.64    $ 18,565.64       42      $ 57,974.04     $ 57,614.04
     18    $ 20,224.53    $ 19,864.53       43      $ 59,858.66     $ 59,498.66
     19    $ 21,542.90    $ 21,182.90       44      $ 61,771.54     $ 61,411.54
     20    $ 22,881.04    $ 22,521.04       45      $ 63,713.11     $ 63,353.11
     21    $ 24,239.26    $ 23,879.26       46      $ 65,683.80     $ 65,323.80
     22    $ 25,617.84    $ 25,257.84       47      $ 67,684.06     $ 67,324.06
     23    $ 27,017.11    $ 26,657.11       48      $ 69,714.32     $ 69,354.32
     24    $ 28,437.37    $ 28,077.37       49      $ 71,775.04     $ 71,415.04
     25    $ 29,878.93    $ 29,518.93       50      $ 73,866.66     $ 73,506.66
--------------------------------------------------------------------------------

    Table II at the guaranteed minimum rate of 1.50% (the rate may be higher in your state)

                                    TABLE II
                         ACCOUNT VALUES AND CASH VALUES
    (ASSUMING A SINGLE CONTRIBUTION OF $1,000 AND NO FURTHER CONTRIBUTION)


------------------------------------------------------------------------
      1.50% Minimum Guarantee              1.50% Minimum Guarantee
      -----------------------              -----------------------
 Contract     Account       Cash      Contract     Account       Cash
 Year End      Value        Value     Year End      Value        Value
      1    $ 994.70     $ 940.99        26      $ 555.38     $ 555.38
      2    $ 989.43     $ 936.00        27      $ 533.72     $ 533.72
      3    $ 974.27     $ 921.66        28      $ 511.72     $ 511.72
      4    $ 958.88     $ 907.10        29      $ 489.40     $ 489.40
      5    $ 943.27     $ 892.33        30      $ 466.74     $ 466.74
      6    $ 927.42     $ 877.34        31      $ 443.74     $ 443.74
      7    $ 911.33     $ 911.33        32      $ 420.40     $ 420.40
      8    $ 895.00     $ 895.00        33      $ 396.70     $ 396.70
      9    $ 878.42     $ 878.42        34      $ 372.65     $ 372.65
     10    $ 861.60     $ 861.60        35      $ 348.24     $ 348.24
     11    $ 844.52     $ 844.52        36      $ 323.46     $ 323.46
     12    $ 827.19     $ 827.19        37      $ 298.32     $ 298.32
     13    $ 809.60     $ 809.60        38      $ 272.79     $ 272.79
     14    $ 791.74     $ 791.74        39      $ 246.88     $ 246.88
     15    $ 773.62     $ 773.62        40      $ 220.59     $ 220.59
     16    $ 755.22     $ 755.22        41      $ 193.90     $ 193.90
     17    $ 736.55     $ 736.55        42      $ 166.80     $ 166.80
     18    $ 717.60     $ 717.60        43      $ 139.31     $ 139.31
     19    $ 698.36     $ 698.36        44      $ 111.40     $ 111.40
     20    $ 678.84     $ 678.84        45      $  83.07     $  83.07
     21    $ 659.02     $ 659.02        46      $  54.31     $  54.31
     22    $ 638.91     $ 638.91        47      $  25.13     $  25.13
     23    $ 618.49     $ 618.49        48      $   0.00     $   0.00
     24    $ 597.77     $ 597.77        49      $   0.00     $   0.00
     25    $ 576.73     $ 576.73        50      $   0.00     $   0.00
------------------------------------------------------------------------

3. RATCHETED DEATH BENEFIT. The following revisions are made to reflect changes in the Ratcheted death benefit:

     A. In the "Fee table" under "Charges we deduct from your account value each year if you elect the optional benefit," the last three words that read "until age 90" in the second sentence are deleted.

     B. The discussion in "Contract features and benefits" under "Ratcheted death benefit" is modified as follows:

        (i) The third sentence of the first paragraph is deleted in its entirety and replaced with the following:

              "Then on each third contract date anniversary, until the annuitant is age 85, we will determine your ratcheted death benefit by comparing your current ratcheted death benefit to your account value on that third contract date anniversary."

        (ii) The next to last sentence of the third paragraph is revised by changing "87" to "75."

     C. In "Charges and Expenses" under "Optional ratcheted death benefit charge," the first sentence of the first paragraph is deleted in its entirety and replaced with the following:

             "If you elect the optional ratcheted death benefit, we deduct a charge annually from your account value on each contract date anniversary."

4.   EFFECT OF WITHDRAWALS ON THE MINIMUM DEATH BENEFIT.

     A. In "Contract features and benefits" under "Death benefit," the following is added at the end of the first paragraph:

             "Depending upon the state where your contract is issued, each withdrawal you make will reduce the amount of your current minimum death benefit on a pro rata basis, in the same manner as described under "Ratcheted death benefit" below.

     B. In "Contract features and benefits" under "Death benefit," the last sentence of the second paragraph is deleted in its entirety.

5.   LIMITATIONS ON CONTRIBUTIONS.

     In "Contract features and benefits" under "How you can purchase and contribute to your contract," the second and third sentences of the first paragraph immediately following the chart are deleted in their entirety and replaced with the following:

             "We may refuse to accept any contribution if the sum of all contributions under all EQUI-VEST(R) series contracts with the same owner or annuitant would then total more than $1,500,000 ($500,000 for owners or annuitants who are 81 and older at contract issue). We may also refuse to accept any contribution if the sum of all contributions under all Equitable Life annuity accumulation contracts with the same owner or annuitant would then total more than $2,500,000."









           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                          1290 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10104
                                (212) 554-1234

   COPYRIGHT 2003. THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.
                              ALL RIGHTS RESERVED.
                  EQUI-VEST(R) IS A REGISTERED SERVICEMARK OF
          THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES.


                                                                               3